UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2013

YANKEE HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-141699-05	20-8304743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 Yankee Candle Way, South Deerfield, MA 01373

(Address of Principal Executive Offices) (Zip Code)

(413) 665-8306

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2013, Yankee Candle Group LLC, a Delaware limited liability company (“Yankee Group”), and Yankee Candle Investments LLC, a Delaware limited liability company (“Yankee Investments”), indirect parent companies of Yankee Holding Corp., a Delaware corporation (the “Company”), entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Jarden Corporation, a Delaware corporation (the “Purchaser”), and certain members of Yankee Group party thereto, providing for the purchase by the Purchaser of 100% of the issued and outstanding class A common units of Yankee Investments (the “Units”) in the “Sale.”

The purchase price is $1.75 billion (i) less the indebtedness of the Yankee Investments and its subsidiaries immediately prior to the closing of the Sale (the “Closing”), (ii) plus the amount of cash, cash equivalents and marketable securities held by Yankee Investments and its subsidiaries immediately prior to the Closing, (iii) less the fees and expenses of the Company and its subsidiaries incurred in connection with the negotiation and execution of the Purchase Agreement and (iv) subject to a working capital adjustment (the “Purchase Price”). In addition, the Purchaser shall be obligated to make three potential post-closing earnout payments, which are payable in the event that certain EBITDA targets are met for 2013, certain EBITDA targets are met for 2014 and 2015 and certain EBITDA target are met for 2014, 2015, 2016 and 2017, respectively.

In accordance with the terms of the Purchase Agreement, Yankee Group and Yankee Investments agreed to cause YCC Holdings LLC, a Delaware limited liability company (“YCC Holdings”), and The Yankee Candle Company, Inc., a Massachusetts corporation (“Yankee Candle”), as applicable, to deliver conditional notices of redemption with respect to (i) the $315.0 million in aggregate principal amount of the 10.25%/11.00% Senior Notes due 2016 (the “PIK Notes”) of YCC Holdings and Yankee Finance, Inc. (“Yankee Finance”) (the “PIK Notes Redemption”), and (ii) the $188.0 million in aggregate principal amount of Yankee Candle’s 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”) (the “Senior Subordinated Notes Redemption”). Consummation of the PIK Notes Redemption and the Senior Subordinated Notes Redemption is conditioned upon the occurrence of the Closing. If all the notes are not redeemed on the date of the Closing, the Purchaser has agreed to satisfy and discharge the PIK Notes and the Senior Subordinated Notes in accordance with the terms of the applicable indentures.

Consummation of the Sale and the other transactions contemplated by the Purchase Agreement is subject to certain closing conditions, including without limitation (i) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) no judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of the Purchase Agreement or the consummation of the Sale or any of the other transactions contemplated thereby, declare unlawful such transactions or cause such transactions to be rescinded and (iii) the Purchaser obtaining debt and/or equity financing in an aggregate amount sufficient to enable the Purchaser to pay the Purchase Price at the Closing (the “Financing”) and to consummate the other transactions contemplated by the Purchase Agreement at the Closing (the “Financing Condition”); provided that the Financing Condition shall expire be of no force or effect as of 11:59 p.m. Eastern Daylight time on the later of (A) October 7, 2013 and (B) the date that is three business days following the satisfaction (or waiver by the Purchaser in writing) of all other closing conditions set forth in the Purchase Agreement (the “Financing Expiration Time”).

The Purchase Agreement provides that the Purchaser will be required to pay Yankee Group a termination fee of $62.5 million if the Purchase Agreement is terminated by the Purchaser at any time prior to the Financing Expiration Time in connection with the Purchaser’s inability to obtain Financing by such date.

Item 7.01. Regulation FD Disclosure.

On September 3, 2013, Yankee Candle issued a redemption notice with respect to the Senior Subordinated Notes Redemption. YCC Holdings and Yankee Finance also issued a redemption notice, on September 3, 2013, with respect to the PIK Notes Redemption. Consummation of each redemption is conditioned on consummation of the Sale. Notwithstanding the foregoing, Yankee Candle or YCC Holdings and Yankee Finance, as applicable, may delay the scheduled redemption date of October 3, 2013 or rescind the applicable redemption in their sole discretion if the Sale is not consummated by such date.

The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

Item 8.01. Other Events.

On September 3, 2013, the Company and Yankee Candle issued a press release announcing entry into the Purchase Agreement.

A copy of the press release issued is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YANKEE HOLDING CORP.
Dated: September 3, 2013

	By:	/s/ Lisa K. McCarthy
Lisa K. McCarthy
Senior Vice President and Chief
Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 3, 2013